SECOND AMENDMENT TO SPONSORSHIP AGREEMENT

This Second Amendment to Sponsorship Agreement is made effective as of August 18, 2020 (this "**Amendment**"), by and between Jacksonville Jaguars, LLC, a Delaware limited liability company ("**Club**"), and ARC Group, Inc., a Nevada corporation (owner and operator of Dick's Wings and Grill) ("**Sponsor**", and together with Club, the "**Parties**", and each, a "**Party**").

A. The Parties have entered into the Sponsorship Agreement dated as of November 27, 2017, as amended by its First Amendment to Sponsorship Agreement dated as of July 9, 2019 (as further amended, supplemented, or otherwise modified from time to time, collectively, the "**Existing Agreement**"). Pursuant to the Existing Agreement, Club grants Sponsor certain sponsorship inventory.

B. Club and Sponsor desire to amend the Existing Agreement to modify its terms.

NOW, THEREFORE, in consideration of the promises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement. All references in the Existing Agreement or any other document to "the Agreement" or otherwise to the Existing Agreement shall mean the Existing Agreement as amended hereby.

2. Amendment to Section 1. Section 1 of the Existing Agreement shall be deleted in its entirety and replaced with the following:

> "1. **Term of Agreement**. This Agreement shall be binding on the parties hereto as of the Effective Date. The term of this Agreement (the "Term") shall be deemed to have commenced as of April 1, 2018 (the "Effective Date") and shall expire upon the later of: (a) the conclusion of the 2020/21 NFL season and (b) the last day in February 2021 (such expiration date, the "Scheduled Expiration Date"), unless sooner terminated pursuant to the terms of this Agreement."

3. Amendment to Section 2. Clause (i) of Section 2 of the Existing Agreement shall be deleted in its entirety and replaced with the following:

> "(i) the right to use the Benefits set forth on Exhibit A and the license and right to use the Team Marks solely in connection with the advertisement and promotion of Sponsor's Dick's Wings and Grill, Fat Patty's, and WingHouse branded restaurants (and such other branded restaurants as Club and Sponsor may mutually agree upon in writing during the Term) (collectively, the "Sponsor Business") in accordance with this Agreement.

4. Amendment to Section 3(a). Section 3(a) of the Existing Agreement shall be deleted in its entirety and replaced with the following:

> "(a) In consideration for the Benefits, during each Contract Year of the Term, Sponsor shall pay Club, in accordance with this Section 3(a) and Section 2(d) of the Terms and Conditions, the amount set forth next to the applicable Contract Year below (the "Annual Fee").

First Contract Year (2018/19):	**$200,000**
Second Contract Year (2019/20):	**$500,000**
Third Contract Year (2020/21):	**$150,000**

> Club acknowledges payment of the First Contract Year Annual Fee and receipt of payment of $250,000 toward the Second Contract Year Annual Fee. Sponsor shall pay Club the remaining balance of the Second Contract Year Annual Fee and the Third Contract Year Annual Fee as follows: (i) the remaining balance of the Second Contract Year Annual Fee in the amount of $250,000 shall be payable on or prior to August 21, 2020, and (ii) the Third Contract Year Annual Fee in the amount of $150,000 shall be payable in four (4) equal monthly installments of $37,500 on the fifteenth (15th) of each month commencing on September 15, 2020 and ending December 15, 2020."

5. Amendment to Section 3(b). Section 3(b) of the Existing Agreement shall be deleted in its entirety and replaced with the following:

"(b) In addition to the Annual Fees identified in Section 3(a) above, Sponsor shall provide Club with food, beverage and serving products from Sponsor's restaurants with values equal to the following (each, an "Annual Trade Value"):

First Contract Year (2018/19):	**$35,000**
Second Contract Year (2019/20):	**$35,700**
Third Contract Year (2020/21):	**$6,875**

As part of the Annual Trade Value, Sponsor shall provide Club with a designated liaison who will coordinate the menu and quantities to be provided by Sponsor. Sponsor shall deliver the food (the cost of which is included in the Annual Trade Value) to the Stadium at the time and location specified by Club. If any portion of the Annual Trade Value is not used at the end of the Term, Club shall waive such portion of the Annual Trade Value. The parties acknowledge that the Annual Trade Value is inclusive of any taxes, surcharges or related fees applicable to the orders placed by Club during the Term."

6. Amendment to Exhibit A. The following sentence shall be added to Exhibit A of the Existing Agreement in its entirety:

"Sponsor acknowledges and agrees that Club is currently obligated to provide the Benefits, subject to the following sentence, set forth on Exhibit A of the Existing Agreement for the Third Contract Year. In partial consideration for the parties entering into this Amendment, Club and Sponsor shall mutually agree in writing (email is sufficient) upon a reduced amount of Benefits to be provided during the Third Contract Year, such Benefits to be relatively proportionate in value to the Third Contract Year Annual Fee. Sponsor acknowledges and agrees that Club shall have the right to resell naming rights to the NEZ Deck to another entity, after which Sponsor shall no longer be the naming rights sponsor of the NEZ Deck."

7. Effectiveness. The parties acknowledge and agree that the effectiveness of this Amendment is conditioned upon Sponsor's compliance with the terms hereof, specifically with respect to Sponsor's payment obligations set forth in Section 3(a) of the Agreement as amended hereby. For the Second and Third Contract Year, if Club does not receive payment in full for any installment as and when due or Sponsor otherwise defaults under any of its payment obligations hereunder, this Amendment shall immediately become null and void and the First Amendment shall be reinstated in its entirety as it relates to the Term and Annual Fee amounts and Club shall have the right to seek all remedies available to Club at Law or in equity.

8. No Amendments. Except as set forth in Sections 2-7, the execution, delivery and performance of this Amendment does not amend or waive any right, power, remedy or obligation of either Party under the Existing Agreement.

9. Miscellaneous. Sections 10-12 of the Existing Agreement apply to this Amendment, *mutatis mutandis*.

IN WITNESS WHEREOF, the Parties have executed and delivered this Second Amendment to Sponsorship Agreement as of the date first written above.

JACKSONVILLE JAGUARS, LLC

By: [signature]

Scott Massey
Senior Vice President, Corporate Partnerships

ARC GROUP, INC.

By: [signature]

Seenu Kasturi
CEO